press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	January 25, 2008		716-687-4225

MOOG REPORTS 14% INCREASE IN EARNINGS PER SHARE

Moog Inc. (NYSE: MOG.A and MOG.B) today announced first quarter earnings of $27.7 million and earnings per share of $.64, up 14% from the $.56 of last year’s first quarter. Sales of $446 million were up 25% from the year previous. The growth in sales included $33 million of revenue from recent acquisitions.

Aircraft segment sales of $160 million were up by 22%. Growth came in both military and commercial programs. Military aircraft sales of $91 million were up 14% from last year. Revenue on the F-35 program was higher due to increased development effort on the short take-off and carrier airplane variants. Ongoing production programs generated $5 million of additional sales and the aftermarket was up by over $2 million to $27 million.

Commercial aircraft sales of $69 million were up 34%. Sales to Boeing Commercial were higher, driven by increased revenue on the new 787 Dreamliner. Business jet sales doubled to $16 million as the Hawker 4000 and the Challenger 300 move into production.

Space and Defense sales of $57 million were up 31%. This quarter had the benefit of a resurgence in commercial satellite business and growing revenues on the Constellation program, which will replace the Space Shuttle system. In addition, the Company’s recent acquisition of QuickSet International provided big increases in revenue in Defense Controls and Homeland Defense.

The Industrial segment had another excellent quarter with sales of $123 million, up 20% from a year ago. The Industrial segment has a strong international presence and generates 75% of its revenues outside the US. Sales increased dramatically in some of the Company’s target markets. Sales of steel mill equipment were up by 52%. Sales of motion bases for flight-training simulators increased by 42%. Controls for metal-forming equipment achieved an all-time high at $12 million and sales in the Company’s largest industrial market, controls for injection and blow-molding machines, increased by 17%.

Components Group sales were up in all markets that the Company serves. Total sales for the quarter were $80 million, an increase of 16%. Sales were particularly strong for products used in aircraft, military vehicles and industrial applications. The sales increase of $11 million included $3.6 million in revenues from the recent acquisitions of Thermal Control Products, Techtron and Prizm.

Sales in the Medical Devices segment were $27.2 million and much improved from recent quarters. Pump sales were up to $12 million. Administration sets provided sales of $7.5 million. The balance of the segment revenue came in surgical handpieces, sensors, and support equipment.

Twelve-month consolidated backlog at December 29, 2007 was $840 million, up $184 million or 28% from a year ago.

The Company has updated its guidance for fiscal ’08 and is now projecting sales of $1.83 billion, a 17% increase over fiscal ‘07. Net earnings are forecast at $117.7 million and EPS at $2.71 per share, an increase of 16%.

“This quarter was a great start for fiscal ‘08”, said R. T. Brady, Chairman and CEO. “Sales increased in all our segments. Our incoming orders are strong. The acquisitions that we made in ’07 are all doing better than expected. We’re expecting that ’08 will turn out to be another banner year.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment. Additional information about the company can be found at www.moog.com.

Cautionary Statement
Information included herein or incorporated by reference that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include (i) fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices, (ii) our dependence on government contracts that may not be fully funded or may be terminated, (iii) our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales, (iv) the possibility that the demand for our products may be reduced if we are unable to adapt to technological change, (v) intense competition which may require us to lower prices or offer more favorable terms of sale, (vi) our significant indebtedness which could limit our operational and financial flexibility, (vii) the possibility that new product and research and development efforts may not be successful which could reduce our sales and profits, (viii) increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates, (ix) a write-off of all or part of our goodwill, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements, (x) the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting, (xi) the potential for cost overruns on development jobs and fixed price contracts and the risk that actual results may differ from estimates used in contract accounting, (xii) the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business, (xiii) our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with the acquired businesses for which we are not indemnified, (xiv) our dependence on our management team and key personnel, (xv) the possibility of a catastrophic loss of one or more of our manufacturing facilities, (xvi) the possibility that future terror attacks, war or other civil disturbances could negatively impact our business, (xvii) that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes, (xviii) the possibility that government regulation could limit our ability to sell our products outside the United States, (xix) product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities, (xx) the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation, (xxi) the possibility that litigation may result unfavorably to us, (xxii) our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology, (xxiii) foreign currency fluctuations in those countries in which we do business and other risks associated with international operations and (xxiv) the cost of compliance with environmental laws. The factors identified above are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

MOOG INC. CONSOLIDATED STATEMENTS OF EARNINGS (dollars in thousands, except per share data)

	Three Months Ended
	December 29, 2007	December 30, 2006

Net sales	$446,407	$355,981
Cost of sales	298,777	235,299
Gross profit	147,630	120,682

Research and development	24,092	22,238
Selling, general and administrative	71,282	56,746
Interest	9,712	5,685
Other	114	611
	105,200	85,280

Earnings before income taxes	42,430	35,402

Income taxes	14,755	11,338

Net earnings	$27,675	$24,064

Net earnings per share
Basic	$0.65	$0.57
Diluted	$0.64	$0.56

Average common shares outstanding
Basic	42,485,328	42,317,680
Diluted	43,258,660	43,016,743

MOOG INC. CONSOLIDATED SALES AND OPERATING PROFIT (dollars in thousands)

	Three Months Ended
	December 29, 2007	December 30, 2006
Net Sales
Aircraft Controls	$159,581	$130,788
Space and Defense Controls	57,347	43,665
Industrial Systems	122,733	102,230
Components	79,587	68,319
Medical Devices	27,159	10,979
Net sales	$446,407	$355,981

Operating Profit and Margins
Aircraft Controls	$15,088	$13,319
	9.5%	10.2%
Space and Defense Controls	6,700	5,376
	11.7%	12.3%
Industrial Systems	17,893	13,499
	14.6%	13.2%
Components	14,836	13,115
	18.6%	19.2%
Medical Devices	3,587	2,145
	13.2%	19.5%
Total operating profit	58,104	47,454
	13.0%	13.3%

Deductions from Operating Profit
Interest expense	9,712	5,685
Stock option expense	1,628	1,602
Corporate expenses and other	4,334	4,765
Earnings before Income Taxes	$42,430	$35,402

MOOG INC. CONSOLIDATED BALANCE SHEETS (dollars in thousands)

	December 29, 2007	September 29, 2007

Cash	$83,152	$83,856
Receivables	465,188	431,978
Inventories	378,237	359,250
Other current assets	65,638	61,767
Total current assets	992,215	936,851
Property, plant and equipment	402,236	386,813
Goodwill and intangible assets	630,565	620,349
Other non-current assets	60,146	62,166
Total assets	$2,085,162	$2,006,179

Notes payable	$817	$3,354
Current installments of long-term debt	2,544	2,537
Contract loss reserves	10,970	12,362
Other current liabilities	305,475	301,975
Total current liabilities	319,806	320,228
Long-term debt	656,933	611,633
Other long-term liabilities	199,484	197,106
Total liabilities	1,176,223	1,128,967
Shareholders' equity	908,939	877,212
Total liabilities and shareholders' equity	$2,085,162	$2,006,179